Exhibit 10.1

EXECUTION COPY

HCI Group, Inc.

3.875% Convertible Senior Notes due 2019

Purchase Agreement

December 5, 2013

JMP Securities LLC

600 Montgomery Street

Suite 1100

San Francisco, CA 94111

Ladies and Gentlemen:

Section 1.	Introductory.

HCI Group, Inc. (the “Company”), a Florida corporation, proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule A hereto (the “Purchasers”), for which you are acting as representative (the “Representative”), an aggregate of $100,000,000 principal amount of its 3.875% Convertible Senior Notes due 2019 (the “Firm Securities”), convertible into shares of the Company’s common stock, no par value (“Common Stock”), cash or a combination of shares of Common Stock and cash, and, at the election of the Purchasers, up to an aggregate of $15,000,000 additional principal amount of its 3.875% Convertible Senior Notes due 2019 (the “Optional Securities”) (the Firm Securities and the Optional Securities which the Purchasers elect to purchase pursuant to Section 4 hereof are herein collectively called the “Securities”).

The Company hereby confirms its agreement with the Purchasers as follows:

Section 2.	Representations and Warranties of the Company.

The Company represents and warrants to the several Purchasers that:

(a) A preliminary offering memorandum, dated December 5, 2013 (the “Preliminary Offering Memorandum”) and an offering memorandum, dated December 5, 2013 (the “Offering Memorandum”), have been prepared in connection with the offering of the Securities and cash and/or shares of the Common Stock issuable upon conversion thereof. The Preliminary Offering Memorandum, as amended and supplemented with the Additional Written Offering Communication (as defined below) set forth on Schedule B hereto immediately prior to 7:00 P.M., New York City Time, on December 5, 2013 (the “Applicable Time”), is hereinafter referred to as the “Pricing Memorandum”. Any reference to the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum shall be deemed to refer to and include the Company’s most recent Annual Report on Form 10-K and all subsequent documents filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the

“Exchange Act”), on or prior to the date of such memorandum, and any reference to the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, and prior to such specified date and (ii) any written communication (as defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Offering Memorandum (“Additional Written Offering Communication”) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports.” The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement.

(b) The Preliminary Offering Memorandum or the Offering Memorandum and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representative expressly for use therein (the “Purchaser Information”).

(c) The Pricing Memorandum as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Additional Written Offering Communication does not conflict with the information contained in the Pricing Memorandum or the Offering Memorandum and each such Additional Written Offering Communication, as supplemented by and taken together with the Pricing Memorandum as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company and its subsidiaries have been duly organized or formed and are validly existing as corporations or limited liability companies in active status or good standing (as the case may be) under the laws of their respective places of incorporation or formation, as the case may be, with the corporate power and authority or the power and authority as a limited liability company, as applicable, to own their properties and conduct their business as described in the Pricing Memorandum; the Company and each of its subsidiaries are duly qualified to do business as foreign corporations or foreign limited liability companies, as applicable, under the applicable law of, and are in good standing as such in, each jurisdiction in which they own or lease substantial properties, have an office, or in which substantial business is conducted and such qualification is required except in any such case where the failure to so qualify or be in good standing would not have a material adverse effect upon the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”); and no proceeding of which the Company has knowledge has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The State of Florida is the only jurisdiction in the United States in which the Company or any of its subsidiaries maintains an office or leases property.

(e) The Company owns directly or indirectly 100 percent of the issued and outstanding limited liability company interests of each of its subsidiaries, free and clear of any claims, liens, encumbrances or security interests and all of such limited liability company interests have been duly authorized and validly issued and are fully paid.

(f) The issued and outstanding shares of capital stock of the Company as set forth in the Pricing Memorandum have been duly authorized and validly issued, are fully paid and nonassessable; the shares of Common Stock initially issuable upon conversion of the Securities have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indenture referred to below, will be duly and validly issued, fully paid and non-assessable, free of preemptive or similar rights and will conform in all material respects to the description of the Common Stock of the Company contained in the Pricing Memorandum and Offering Memorandum.

(g) The Securities to be sold by the Company have been duly authorized and when issued, delivered and paid for pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indenture to be dated as of December 11, 2013 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), under which they are to be issued; the Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indenture will conform to the descriptions thereof in the Pricing Memorandum and the Offering Memorandum and will be in substantially the form previously delivered to the Representative.

(h) The making and performance by the Company of this Agreement, the issuance of the Securities and issuance of the Common Stock, if any, upon conversion of the Securities have been duly authorized by all necessary corporate action and will not (i) violate any provision of the Company’s charter or bylaws, (ii) result, except as would not have a Material Adverse Effect, in a breach or violation of any of the terms and provisions of, or constitute a default or change of control under (A) any agreement, franchise, license, indenture, mortgage, deed of trust, or other instrument to which the Company or any subsidiary is a party or by which the Company, any subsidiary or the property of any of them may be bound or affected, or (B) any statute, rule, regulation or order applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any subsidiary or any of their respective properties, or any order of any court, regulatory body, administrative agency or other governmental body entered in any proceeding to which the Company or any subsidiary was or is now a party or by which it is bound. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement, the issuance of the Securities and the issuance of the Common Stock, if any, upon conversion of the Securities or the consummation of the transactions contemplated herein or the Indenture, except as may be required under state securities or Blue Sky laws or The New York Stock Exchange in connection with the purchase and distribution of the Securities by the Purchasers. This Agreement has been duly executed and delivered by the Company.

(i) The accountants who have expressed their opinions with respect to certain of the consolidated financial statements incorporated by reference in the Pricing Memorandum are an independent registered public accounting firm as required by the 1933 Act and the Exchange Act, and such accountants are not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(j) The consolidated financial statements of the Company incorporated by reference in the Pricing Memorandum and the Offering Memorandum present fairly, in all material respects, the consolidated financial position of the Company as of the respective dates of such financial statements, and the consolidated results of operations and cash flows of the Company for the respective periods covered thereby, all in conformity with U.S. generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein.

The financial information set forth in the Pricing Memorandum and the Offering Memorandum under “Summary Financial Data” presents fairly, in all material respects, on the basis stated in the Pricing Memorandum and the Offering Memorandum, the information set forth therein.

All disclosures contained in the Pricing Memorandum and the Offering Memorandum regarding “non-GAAP financial measures” (as such term is defined by the Commission’s rules and regulations) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable.

(k) Neither the Company nor any subsidiary is (i) in violation of its organizational documents or (ii) in default under any consent decree, or in default with respect to any material provision of any lease, loan agreement, franchise, license, permit or other contract obligation to which it is a party; and, to the Company’s knowledge, there does not exist any state of facts which constitutes an event of default as defined in such documents or which, with notice or lapse of time or both, would constitute such an event of default, in each case, except in the case of clause (ii) for violations or defaults that neither singly nor in the aggregate would have a Material Adverse Effect.

(l) There are no material legal or governmental proceedings pending, or to the Company’s knowledge, threatened to which the Company or any subsidiary is or may be a party or of which material property owned or leased by the Company or any subsidiary is or may be the subject, or related to environmental or discrimination matters that are not disclosed in the Pricing Memorandum and the Offering Memorandum, or that question the validity of this Agreement or any action taken or to be taken pursuant hereto.

(m) There are no holders of securities of the Company having rights to registration thereof or preemptive rights to purchase Common Stock.

(n) The Company and each of its subsidiaries have good and marketable title to all the properties and assets reflected as owned in the financial statements hereinabove described (or elsewhere in the Pricing Memorandum and the Offering Memorandum), subject to no lien, mortgage, pledge, charge or encumbrance of any kind except those, if any, reflected in such financial statements (or elsewhere in the Pricing Memorandum and the Offering Memorandum) or that are not material to the Company and its subsidiaries taken as a whole. The Company and each of its subsidiaries hold their respective leased properties that are material to the Company and its subsidiaries taken as a whole under valid and binding leases.

(o) The Company has not taken and will not take during the offering period (including any time after the date of the Offering Memorandum during which the Purchasers are deemed to be making a distribution of the Securities), directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities; provided, however, that any repurchase of the Company’s common stock pursuant to a publicly announced share repurchase plan shall not be deemed to be a violation of this provision.

(p) Subsequent to the respective dates as of which information is given in the Pricing Memorandum and the Offering Memorandum, and except as contemplated by the Pricing Memorandum and the Offering Memorandum, the Company and its subsidiaries, taken as a whole, have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business and there has not been any material adverse change in their condition (financial or otherwise) or results of operations nor any material change in their capital stock, short-term debt or long-term debt.

(q) There is no material document of a character required to be described in the Pricing Memorandum and the Offering Memorandum or Exchange Act Reports which is not described as required.

(r) Except as disclosed in the Pricing Memorandum and the Offering Memorandum, the Company together with its subsidiaries owns and possesses all right, title and interest in and to, or has duly licensed from third parties, all patents, patent rights, trade secrets, inventions, know-how, trademarks, trade names, copyrights, service marks and other proprietary rights (“Trade Rights”) material to the business of the Company and each of its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries has received any notice of infringement, misappropriation or conflict from any third party as to such material Trade Rights which has not been resolved or disposed of and neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise conflicted with material Trade Rights of any third parties, which infringement, misappropriation or conflict would have a Material Adverse Effect.

(s) The conduct of the business of the Company and each of its subsidiaries is in compliance in all respects with applicable federal, state, local and foreign laws and regulations, except where the failure to be in compliance would not have a Material Adverse Effect.

(t) The Company and its subsidiaries possess certificates, authorizations, or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit that, if determined adversely to the Company or its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(u) All offers and sales by the Company of the Company’s capital stock or membership interests of its subsidiaries prior to the date hereof were either (i) made pursuant to a registration statement filed by the Company with the Commission under the 1933 Act or (ii) at all relevant times exempt from the registration requirements of the 1933 Act and, in each case, all such offers and sales during the twelve months prior to the date hereof were duly registered with or the subject of an available exemption from the registration requirements of the applicable state and local securities or blue sky laws.

(v) The Company has filed all necessary federal and state income and franchise tax returns that were required to be filed prior to the date hereof, after taking into account all applicable extensions obtained, and has paid all taxes shown as due thereon and there is no tax deficiency that has been, or to the knowledge of the Company might be, asserted against the Company or any of its properties or assets, in each case that would have a Material Adverse Effect.

(w) A registration statement pursuant to Section 12(b) of the Exchange Act to register the Common Stock thereunder has been declared effective by the Commission pursuant to the Exchange Act, and the Common Stock is duly registered thereunder. The Common Stock of the Company is listed on The New York Stock Exchange.

(x) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Company, including its subsidiaries, is made known to the principal executive officer and the principal financial officer. The Company has utilized such controls and procedures (to the extent applicable) in preparing and evaluating the disclosures included in the Pricing Memorandum and the Offering Memorandum.

(y) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) amounts reflected on the Company’s consolidated balance sheet for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(z) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Memorandum will not be, and does not intend to conduct its business in a manner in which it would become, an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended (“Investment Company Act”).

(aa) No transaction has occurred between or among the Company and any of its officers or directors, stockholders or any affiliate or affiliates of any such officer or director or stockholder that is required to be described in and is not described in the Pricing Memorandum and the Offering Memorandum or the Exchange Act Reports.

(bb) The Company’s board of directors has validly appointed an audit committee whose composition satisfies the requirements of Section 303A.07 of the Listed Company Manual of The New York Stock Exchange (the “NYSE Rules”), and the board of directors or the audit committee has adopted a charter that satisfies the requirements of the NYSE Rules.

(cc) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions described in the Pricing Memorandum and the Offering Memorandum. To the knowledge of the Company, all policies of insurance and fidelity or surety bonds insuring the Company, its subsidiaries and their respective businesses, assets, employees, officers and directors are in full force and effect; and the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects.

(dd) The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all rules and regulations promulgated thereunder.

(ee) None of the Company and its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened. The Company is not aware of any threatened or pending litigation between the Company and any of its executive officers and has not received notice from any of its executive officers that such officer does not intend to remain in the employment of the Company.

(ff) The statements set forth in the Pricing Memorandum and the Offering Memorandum under the caption “Description of Notes” and “Description of Common Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Common Stock issuable upon conversion of the Securities, under the caption “Certain U.S. Federal Income Tax Considerations”, and under the caption “Plan of Distribution”, insofar as they purport to describe the provisions or provide summaries of the laws and documents referred to therein, fairly and accurately summarize the matters referred to therein in all material respects.

(gg) The Company has not sold or issued any shares of Common Stock during the six-month period preceding the date of the Offering Memorandum, including any sales pursuant to Regulation D of the Act, other than (i) shares issued pursuant to employee benefit plans, stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants, or (ii) as disclosed in the Pricing Memorandum.

(hh) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person associated with or, to the Company’s knowledge, acting on behalf of the Company or any of its subsidiaries, has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the rules and regulations thereunder, including, without limitation, by making use of mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA.

(ii) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(jj) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(kk) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

(ll) When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the 1933 Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(mm) The Company is subject to Section 13 or 15(d) of the Exchange Act and has filed all the material required to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act and has filed in a timely manner all reports required to be filed thereunder during the 12 calendar months and any portion of a month immediately preceding the date hereof.

(nn) Neither the Company nor any person acting on its or their behalf (provided, however, that no representation is made as to the Purchasers or any person acting on behalf of any Purchaser) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(oo) Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the 1933 Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed, is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the 1933 Act.

(pp) Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 3 and their compliance with their agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(qq) The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the 1933 Act.

Section 3.	Representations and Warranties of the Purchasers.

(a) Each Purchaser, severally and not jointly, represents and warrants that such Purchaser is a qualified institutional buyer as defined in Rule 144A under the 1933 Act (a “QIB”). Each Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs that in purchasing such Securities are deemed to have represented and agreed as provided in the Offering Memorandum under the captions “Notice to Investors” and “Transfer Restrictions”.

(b) Each Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i) such Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Preliminary Offering Memorandum, the Pricing Memorandum, the Offering Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required; and

(ii) the Securities have not been registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A under the 1933 Act or pursuant to another exemption from the registration requirements of the 1933 Act.

Section 4.	Purchase, Sale and Delivery of Securities.

On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, (a) the Company agrees to sell to the Purchasers named in Schedule A hereto, and the Purchasers agree, severally and not jointly, to purchase from the Company at a purchase price of 97.0% of the principal amount thereof, of Firm Securities, and (b) in the event and to the extent that the Representative shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 4, that portion of the aggregate the principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by the Company so as to eliminate fractions of $1,000), in each case as set forth opposite the name of such Purchaser in Schedule A hereto.

The Company hereby grants to the Purchasers the right to purchase at their election up to $15,000,000 in aggregate principal amount of the Optional Securities, at the purchase price set forth in clause (a) of the first paragraph of this Section 4. Any such election to purchase Optional Securities may be exercised only by written notice from you to the Company, given within a period of 30 calendar days after the date of this Agreement solely to cover overallotments, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by the Representative but in no event earlier than the First Closing Date (as defined below) or, unless the Representative and the Company otherwise agree in writing, earlier than two or later than ten New York Business Days after the date of such notice. “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to the Representative for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer of Federal (same-day) funds, by causing DTC to credit the Securities to the account of the Representative at DTC. The Company will cause the certificates representing the Securities to be made available to the Representative for checking at least twenty-four hours prior to the Closing Date (as defined below) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 (the “Closing Location”). The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York time, on December 11, 2013 or such other time and date as the Representative and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York time, on the date specified by the Representative in the written notice given by the Representative of the Purchasers’ election to purchase such Optional Securities, or such other time and date as the Representative and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Closing Date”, such time and date for delivery of the Optional Securities, if not the First Closing Date, is herein called the “Second Closing Date”, and each such time and date for delivery is herein called a “Closing Date”.

The documents to be delivered at each Closing Date by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(ix) hereof, will be delivered at the Closing Location, and the Securities will be delivered at the office of DTC or its designated custodian (the “Designated Office”), all at such Closing Date. A meeting will be held at the Closing Location at 5:00 p.m., New York City time, on the New York Business Day next preceding such Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.

Section 5.	Covenants of the Company.

The Company covenants and agrees as follows:

(a) To furnish to the Representative, on the business day next succeeding the date of this Agreement and during the period mentioned in Section 5(d) or (e), PDF copies and, upon request and without charge, as many printed copies of the Pricing Memorandum, the Offering Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as the Representative may reasonably request.

(b) Before amending or supplementing the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, to furnish to the Representative a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Representative reasonably objects.

(c) To furnish to the Representative a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed Additional Written Offering Communication to which the Representative reasonably objects.

(d) If the Pricing Memorandum is being used to solicit offers to buy the Securities at a time when the Offering Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Pricing Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if, in the opinion of counsel for the Purchasers, it is necessary to amend or supplement the Pricing Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Purchasers and to any dealer upon request, either amendments or supplements to the Pricing Memorandum so that the statements in the Pricing Memorandum as so amended or supplemented will not, in the light of the circumstances under which they were made when delivered to a prospective purchaser, be misleading or so that the Pricing Memorandum, as amended or supplemented, will comply with applicable law.

(e) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they are made when the Offering Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Purchasers, it is necessary to amend or supplement the Offering Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Purchasers, either amendments or supplements to the Offering Memorandum so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances under which they are made when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum, as amended or supplemented, will comply with applicable law.

(f) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States and Canada as the Representative shall reasonably request; provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or as a dealer in securities or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation in respect of doing business in any jurisdiction which it otherwise would not.

(g) Neither the Company nor any of its affiliates (as defined in Rule 144 promulgated under the 1933 Act) will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the 1933 Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the 1933 Act of the Securities.

(h) Not to solicit any offer to buy or offer or sell the Securities or the Common Stock issuable upon conversion of the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act.

(i) While any of the Securities or the Common Stock issuable upon conversion of the Securities remain “restricted securities” within the meaning of the 1933 Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the 1933 Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(j) During the period of one year after the First Closing Date or Second Closing Date, if later, the Company will not, and will not permit any of its affiliates to resell any of the Securities or the Common Stock issuable upon conversion of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(k) Not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.

(l) For so long as the Company is subject to the Exchange Act, the Company will comply in all material respects with all registration, filing and reporting requirements of the Exchange Act and The New York Stock Exchange and the Company will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act.

(m) The Company will maintain such controls and other procedures, including without limitation those required by the Sarbanes-Oxley Act and the applicable regulations thereunder, that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer and its principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure, to ensure that material information relating to the Company, including its subsidiaries, is made known to them by others within those entities.

(n) For so long as the Company is subject to the Exchange Act, the Company and its subsidiaries will maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) amounts reflected on the Company’s consolidated balance sheet for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

The Company also agrees that, without the prior written consent of the Representative on behalf of the Purchasers, it will not, during the period ending 60 days after the date of the Offering Memorandum (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of the Securities under this Agreement, (b) the issuance of shares of Common Stock upon conversion of the Securities, if applicable, (c) the issuance by the Company of any shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, or (d) any grants under the Company’s equity or stock plans in accordance with the terms of such plans as described in the Offering Memorandum.

Section 6.	Covenants of the Company and the Purchasers.

The Company represents and agrees that, unless it obtains the prior consent of the Representative, and each Purchaser, severally and not jointly, represents and agrees that, except for one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of Securities, unless it obtains the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Securities that, if the offering of Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement under the 1933 Act, would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.

Section 7.	Payment of Expenses.

Whether or not the transactions contemplated hereunder are consummated or this Agreement becomes effective as to all of its provisions or is terminated, the Company agrees to pay (i) all costs, fees and expenses (other than legal fees and disbursements of counsel for the Purchasers and the expenses incurred by the Purchasers) incurred in connection with the performance of the obligations of the Company hereunder, including without limiting the generality of the foregoing, all fees and expenses of legal counsel for the Company and of the Company’s independent accountants, all costs and expenses incurred in connection with the preparation, printing, filing and distribution (including electronic delivery) of the Preliminary Offering Memorandum, the Pricing Memorandum, the Offering Memorandum, any Additional Written Offering Communication (including all exhibits and financial statements) and all amendments and supplements provided for herein, this Agreement and a blue sky memorandum, (ii) all reasonable third-party costs, fees and expenses (including reasonable legal fees and disbursements of outside legal counsel for the Purchasers not to exceed $15,000) incurred by the Purchasers in connection with qualifying or registering all or any part of the Securities for offer and sale under blue sky laws; (iii) all costs and expenses related to the transfer and delivery of the Securities to the Purchasers, including any transfer or other taxes payable thereon; (iv) all reasonable costs, fees and expenses (including without limitation any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Purchasers caused by a breach of the representation contained in the second paragraph of Section 2(c); provided, however, that except as provided in this Section 7 and in Sections 9, 11 and 14 of this Agreement, the Purchasers will pay all of their own costs and expenses, including fees of their counsel (except as set forth above); (v) any fees charged by rating agencies for the rating of the Securities; (vi) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading any appropriate market system; (vii) the costs and charges of the Trustee and any transfer agent, registrar or depositary; (viii) the cost of the preparation, issuance and delivery of the Securities; (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics and fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company; (x) the document production charges and expenses associated with printing this Agreement; and (xi) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.

Section 8.	Conditions of the Obligations of the Purchasers.

The obligations of the several Purchasers to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities on the Second Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company herein set forth as of the date hereof and as of the First Closing Date or the Second Closing Date, as the case may be, to the accuracy of the statements of officers of the Company made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder, and to the following additional conditions:

(a) The Securities shall have been qualified for sale under the blue sky laws of such states as shall have been specified by the Representative.

(b) The legality and sufficiency of the authorization, issuance and sale or transfer and sale of the Securities hereunder, the validity and form of the certificates representing the Securities, the execution and delivery of this Agreement, and all corporate proceedings and other legal matters incident thereto, and the form of the Preliminary Offering Memorandum, Pricing Memorandum and Offering Memorandum shall have been approved by counsel for the Purchasers exercising reasonable judgment.

(c) You shall not have advised the Company that the Pricing Memorandum, or the Offering Memorandum or any amendment or supplement thereto, contains an untrue statement of fact, which, in the opinion of counsel for the Purchasers, is material or omits to state a fact which, in the opinion of such counsel, is material and is required to be stated therein or necessary to make the statements therein not misleading.

(d) Subsequent to the execution and delivery of this Agreement, there shall not have occurred any material adverse change, or any development involving a prospective material adverse change, in or affecting particularly the business or properties of the Company or its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business, which, in the judgment of the Representative, makes it impractical or inadvisable to proceed with the public offering or purchase of the Securities as contemplated hereby.

(e) There shall have been furnished to you, as Representative of the Purchasers, on the First Closing Date or the Second Closing Date, as the case may be, except as otherwise expressly provided below:

(i) An opinion of Foley & Lardner LLP, counsel for the Company, addressed to the Purchasers and dated the First Closing Date or the Second Closing Date, as the case may be, that:

(1) The Company has been duly incorporated and is existing and in active status under the laws of the State of Florida, with corporate power and authority to own its properties and conduct its business as described in the Pricing Memorandum and the Company’s 2013 Exchange Act Reports.

(2) Each U.S. subsidiary of the Company that is a corporation or limited liability company has been duly incorporated or formed and is existing and in active status or good standing (as applicable) under the laws of the state of its incorporation or formation, with power and authority (corporate or limited liability company, as applicable) to own its properties and conduct its business as described in the Pricing Memorandum; all of the issued and outstanding capital stock of each such U.S. subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and all outstanding shares of capital stock or other equity interests of each such U.S. subsidiary are owned of record by the Company, either directly or through subsidiaries.

(3) The Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution, and delivery thereof by the Trustee, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(4) The Securities have been duly authorized, executed, and delivered by the Company and, assuming the due authorization, execution, and delivery of the Indenture and authentication of the Securities by the Trustee as provided in the Indenture, when delivered to and paid for by the Purchasers as provided for under this Agreement, will be validly issued, fully paid and nonassessable and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and entitled to the benefits provided by the Indenture.

(5) The Securities conform in all material respects as to legal matters to the description of such Securities contained in the Pricing Memorandum under the heading “Description of Notes”; and the authorized capital stock of the Company is as set forth in the Pricing Memorandum under the heading “Description of Capital Stock.”

(6) The stockholders of the Company have no preemptive rights contained in the Articles of Incorporation or Bylaws and, to our knowledge, have no preemptive rights with respect to the shares of Common Stock initially issuable upon conversion of the Securities.

(7) The shares of Common Stock initially issuable upon conversion of the Securities (i) have been duly authorized and reserved for issuance, (ii) upon such conversion, conform to the description of such Common Stock contained in the Offering Memorandum under the heading “Description of Capital Stock”, and (iii) when issued upon conversion the Securities, will be validly issued, fully paid and nonassessable.

(8) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Memorandum, will not be an “investment company” as defined in the Investment Company Act.

(9) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the issuance and sale of the Securities and shares of Common Stock of the Company that may be issuable upon conversion of the Securities, except such as have been already made, obtained, or rendered, as applicable, and such as may be required under state securities laws or blue sky laws or Canadian provincial securities laws or other foreign laws.

(10) To our knowledge, there are no pending or threatened actions, suits, or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that are not disclosed in the Company’s 2013 Exchange Act Reports and that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under the Indenture or this Agreement, or which are otherwise material in the context of the sale of the Securities.

(11) The execution, delivery and performance of the Indenture and this Agreement and the issuance and sale of the Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any applicable statute, rule, regulation or order known to us of any U.S. federal or New York or Florida state governmental agency or body or any U.S. federal or New York or Florida state court having jurisdiction over the Company or any of its U.S. subsidiaries, or any of their properties, or any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject and that is filed with or incorporated by reference as an exhibit to any of the Company’s 2013 Exchange Act Reports, or (ii) the Articles of Incorporation or Bylaws of the Company or the organizational documents of any of its subsidiaries, except, in the case of clause (i), for any such breaches, violations, or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

(12) The Company has full power and authority to authorize, issue and sell the Securities as contemplated by this Agreement.

(13) This Agreement has been duly authorized by all requisite corporate action on the part of the Company and has been executed and delivered by the Company.

(14) It is not necessary in connection with (i) the offer, sale and delivery of the Securities by the Company to the Purchasers pursuant to this Agreement or (ii) the resales of the Securities by the Purchasers in the manner contemplated by this Purchase Agreement, to register the Securities under the 1933 Act or to qualify an indenture in respect thereof under the Trust Indenture Act of 1939.

(15) The statements in the Offering Memorandum under the heading “Certain U.S. Federal Income Tax Considerations”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

(16) Although such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum, including the documents incorporated by reference therein and any supplements or amendments thereto, nothing has come to such counsel’s attention that causes it to believe that (i) the Offering Memorandum (or any amendment or supplement thereto) or any of the Company’s 2013 Exchange Act Reports contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, not misleading, or (ii) the Pricing Memorandum, as of the Applicable Time and as of the date hereof, contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; it being understood that we express no opinion as to the financial statements, or schedules or notes thereto, or other financial, accounting, or statistical data contained in the Pricing Memorandum, the Offering Memorandum, or any of the Company’s 2013 Exchange Act Reports.

(ii) An opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Purchasers, dated the First Closing Date or the Second Closing Date, as the case may be, in form and substance reasonably acceptable to the Representative, and the Company shall have furnished to such counsel such documents and shall have exhibited to them such papers and records as they may reasonably request for the purpose of enabling them to pass upon such matters.

(iii) A certificate of the chief executive officer and the principal financial officer of the Company, dated the First Closing Date or the Second Closing Date, as the case may be, to the effect that:

(1) the representations and warranties of the Company set forth in Section 2 of this Agreement are true and correct as of the date of this Agreement and as of the First Closing Date or the Second Closing Date, as the case may be, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date;

(2) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act;

(3) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Pricing Memorandum provided to the prospective purchasers of the Securities that, in the Representative’s judgment, is material and adverse and that makes it, in the Representative’s judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Pricing Memorandum; and

(4) subsequent to the date of the most recent financial statements included in the Pricing Memorandum, and except as set forth or contemplated in the Pricing Memorandum, (A) none of the Company and its consolidated subsidiaries has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and (B) there has not been any change that has had or would reasonably be expected to have a Material Adverse Effect or any material change in short-term debt or long-term debt of the Company and its subsidiaries.

The delivery of the certificate provided for in this subparagraph shall be and constitute a representation and warranty of the Company as to the facts required in the immediately foregoing clauses (1), (2), (3) and (4) to be set forth in said certificate.

(iv) On the date hereof and also on the First Closing Date or the Second Closing Date, as the case may be, there shall be delivered to you a letters addressed to you, from (1) Dixon Hughes Goodman LLP and (2) Hacker, Johnson & Smith PA, each an independent registered public accountant firm, the first one to be dated the date hereof, the second one to be dated the First Closing Date and the third one (in the event of a second closing) to be dated the Second Closing Date, in form and substance reasonably satisfactory to the Purchasers. There shall not have been any change or decrease specified in the letters referred to in this subparagraph which makes it impractical or inadvisable in the judgment of the Representative to proceed with the public offering or purchase of the Securities as contemplated hereby.

(v) A certificate of the chief executive officer and the principal financial officer of the Company, dated the First Closing Date or the Second Closing Date, as the case may be, verifying the truth and accuracy of such statistical or financial figures regarding the Company included in the Pricing Memorandum which you may reasonably request and which have not been otherwise verified by the letters referred to in clause (v) above, such verification to include the provision of documentary evidence supporting any such statistical or financial figure.

(vi) The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between the Representative and each of the officers and directors of the Company named in Schedule C hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Representative on or before the date hereof, shall be in full force and effect on the Closing Date.

(vii) An application for the listing of the Common Stock issuable upon conversion of the Securities (assuming the Company elects to physically settle the Securities) shall have been submitted to The New York Stock Exchange.

(viii) Such further certificates and documents as you may reasonably request.

All such opinions, certificates, letters and documents shall be in compliance with the provisions hereof only if they are satisfactory to you and to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Purchasers, which approval shall not be unreasonably withheld. The Company shall furnish you with such manually signed or conformed copies of such opinions, certificates, letters and documents as you request.

If any condition to the Purchasers’ obligations hereunder to be satisfied prior to or at the First Closing Date is not so satisfied, this Agreement at your election will terminate upon notification to the Company without liability on the part of any Purchaser or the Company, except for the expenses to be paid or reimbursed by the Company pursuant to Sections 7 and 9 hereof and except to the extent provided in Section 10 hereof.

Section 9.	Reimbursement of Purchasers’ Expenses.

If the sale to the Purchasers of the Firm Securities on the First Closing Date is not consummated because any condition of the Purchasers’ obligations hereunder is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, unless such failure to satisfy such condition or to comply with any provision hereof is due to the default or omission of any Purchaser, the Company agrees to reimburse you and the other Purchasers upon demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by you and them in connection with the proposed purchase and the sale of the Securities. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7, Section 9 and Section 10 shall at all times be effective and shall apply.

Section 10.	Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser and each person, if any, who controls any Purchaser within the meaning of the 1933 Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Purchaser or such controlling person may become subject under the 1933 Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum, the Pricing Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, any road show or the Offering Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; and will reimburse each Purchaser and each such controlling person for any legal or other expenses reasonably incurred by such Purchaser or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Offering Memorandum, the Pricing Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, any road show or the Offering Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Purchaser through the Representative, specifically for use therein. In addition to its other obligations under this Section 10(a), the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 10(a), it will reimburse the Purchasers on a monthly basis for all reasonable legal and other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company’s obligation to reimburse the Purchasers for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Purchaser will severally indemnify and hold harmless the Company, each of its directors, each of its officers, and each person, if any, who controls the Company within the meaning of the 1933 Act or the Exchange Act, against any losses, claims, damages or liabilities to which the Company, or any such director, officer, or controlling person may become subject under the 1933 Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Purchaser), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Preliminary Offering Memorandum, the Pricing Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, any road show or the Offering Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Memorandum, the Pricing Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, any road show or the Offering Memorandum or any amendment or supplement thereto in reliance upon and in conformity with Section 3 of this Agreement or any other written information furnished to the Company by such Purchaser through the Representative specifically for use in the preparation thereof, it being understood and agreed that the only such information consists of the following: the first sentence of the sixth paragraph, the fourth sentence of the seventh paragraph and the fourteenth paragraph, each under the heading “Plan of Distribution” in the Preliminary Offering Memorandum and the Offering Memorandum; and will reimburse any legal or other expenses reasonably incurred by the Company, or any such director, officer, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. In addition to their other obligations under this Section 10(b), the Purchasers agree that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 10(b), they will reimburse the Company on a monthly basis for all reasonable legal and other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Purchasers’ obligation to reimburse the Company for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. This indemnity agreement will be in addition to any liability which such Purchaser may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 10, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party was prejudiced by such failure to notify. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based on the advice of outside counsel, that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, or the indemnified and indemnifying parties may have conflicting interests which would make it inappropriate for the same counsel to represent both of them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and otherwise to participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defense in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by the Representative in the case of paragraph (a) representing all indemnified parties not having different or additional defenses or potential conflicting interest among themselves who are parties to such action), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

(d) If the indemnification provided for in this Section 10 is unavailable to an indemnified party under paragraphs (a) or (b) hereof in respect of any losses, claims, damages or liabilities referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Purchasers from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Purchasers in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The respective relative benefits received by the Company and the Purchasers shall be deemed to be in the same proportion, in the case of the Company, as the total price paid to the Company for the Securities by the Purchasers (net of discount but before deducting expenses) bears to, and in the case of the Purchasers, as the discount received by them bears to, the total of such amounts paid to the Company and received by the Purchasers as discount, in each case as contemplated by Section 4. The relative fault of the Company and the Purchasers shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 10(d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’ obligations to contribute pursuant to this Section 10(d) are several in proportion to their respective commitments and not joint.

(e) The provisions of this Section 10 shall survive any termination of this Agreement.

Section 11.	Default of Purchasers.

It shall be a condition to the agreement and obligation of the Company to sell and deliver the Securities hereunder, and of each Purchaser to purchase the Securities hereunder, that, except as hereinafter in this paragraph provided, each of the Purchaser shall purchase and pay for all Securities agreed to be purchased by such Purchaser hereunder upon tender to the Representative of all such Securities in accordance with the terms hereof. If any Purchaser or Purchasers default in their obligations to purchase Securities hereunder on the First Closing Date and the aggregate principal amount of Securities which such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10 percent of the total aggregate principal amount of Securities which the Purchasers are obligated to purchase on the First Closing Date, the Representative (or, if the Representative is in default, the non-defaulting Purchasers) may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Purchasers, but if no such arrangements are made by such date the nondefaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities which such defaulting Purchasers agreed but failed to purchase on such date. If any Purchaser or Purchasers so default and the aggregate principal amount of Securities with respect to which such default or defaults occur is more than the above percentage and arrangements satisfactory to the Representative (or, if the Representative is in default, the non-defaulting Purchasers) and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any nondefaulting Purchaser or the Company, except for the expenses to be paid by the Company pursuant to Sections 7 and 9 hereof and except to the extent provided in Section 10 hereof.

In the event that Securities to which a default relates are to be purchased by the nondefaulting Purchasers or by another party or parties, the Representative (or, if the Representative is in default, the non-defaulting Purchasers) or the Company shall have the right to postpone the First Closing Date for not more than seven business days in order that the necessary changes in the Pricing Memorandum and Offering Memorandum and any other documents, as well as any other arrangements, may be effected. As used in this Agreement, the term “Purchaser” includes any person substituted for an Purchaser under this Section 11. Nothing herein will relieve a defaulting Purchaser from liability for its default.

Section 12.	Effective Date.

This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

Section 13.	Termination.

Without limiting the right to terminate this Agreement pursuant to any other provision hereof:

(a) This Agreement may be terminated by the Company by notice to you or by you by notice to the Company at any time prior to the time this Agreement shall become effective as to all its provisions, and any such termination shall be without liability on the part of the Company to any Purchaser (except for the expenses to be paid or reimbursed pursuant to Sections 7 and 9 hereof and except to the extent provided in Section 10 hereof) or of any Purchaser to the Company.

(b) This Agreement may also be terminated by you prior to the First Closing Date, and the option referred to in Section 4, if exercised, may be cancelled at any time prior to the Second Closing Date, if (i) trading in securities on the New York Stock Exchange or The Nasdaq Stock Market shall have been suspended or minimum prices shall have been established on such exchange or market, or (ii) a banking moratorium shall have been declared by Florida, New York, or United States authorities, or (iii) there shall have been any material adverse change in financial markets or any material adverse change in political, economic or financial conditions which, in the opinion of the Representative, either renders it impracticable or inadvisable to proceed with the offering and sale of the Securities on the terms set forth in the Pricing Memorandum or materially and adversely affects the market for the Securities, or (iv) there shall have been an outbreak of major armed hostilities between the United States and any foreign power or terrorist organization which in the opinion of the Representative makes it impractical or inadvisable to offer or sell the Securities. Any termination pursuant to this paragraph (b) shall be without liability on the part of any Purchaser to the Company or on the part of the Company to any Purchaser (except for expenses to be paid or reimbursed pursuant to Sections 7 and 9 hereof and except to the extent provided in Section 10 hereof).

Section 14.	Representations and Indemnities to Survive Delivery.

The respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Purchaser or the Company or any of its or their partners, principals, members, officers or directors or any controlling person, and will survive delivery of and payment for the Securities sold hereunder.

Section 15.	Notices.

All communications hereunder will be in writing and, if sent to the Purchaser will be mailed, delivered or telegraphed and confirmed to you c/o JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, with a copy to John A. Fore, c/o Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California 94304; if sent to the Company will be mailed, delivered or telegraphed and confirmed to the Secretary of the Company at its corporate headquarters, 5300 West Cypress Street, Suite 100, Tampa, FL 33607, with a copy to Curt P. Creely, c/o Foley & Lardner LLP, 100 North Tampa St., Suite 2700, Tampa, Florida 33602.

Section 16.	No Advisory or Fiduciary Relationship.

The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Purchasers, on the other hand, (b) in connection with the offering of the Securities contemplated by this Agreement and the process leading to such transaction each Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) no Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the

Company with respect to the offering of the Securities contemplated by this Agreement or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company on other matters) and no Purchaser has any obligation to the Company with respect to the offering of the Securities contemplated by this Agreement except the obligations expressly set forth in this Agreement, (d) the Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities contemplated by this Agreement and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

Section 17.	Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives and assigns, and to the benefit of the officers and directors and controlling persons referred to in Section 10, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Securities as such from any of the Purchasers merely by reason of such purchase.

Section 18.	Representation of Purchasers.

You will act as Representative for the several Purchasers in connection with this financing, and any action under or in respect of this Agreement taken by you will be binding upon all the Purchasers.

Section 19.	Partial Unenforceability.

If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.

Section 20.	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicates hereof, whereupon it will become a binding agreement between the Company and the several Purchasers including you, all in accordance with its terms.

Very truly yours,

HCI Group, Inc.

By:	/s/ Andrew L. Graham
Andrew L. Graham,
As General Counsel

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

JMP Securities LLC

Acting as Representative of the several
Purchasers named in Schedule A.

By:	JMP Securities LLC

By:	/s/ Thomas Kilian
Name: /s/ Thomas Kilian
Title: Managing Director

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Schedule A

Purchaser	Number of Firm Securities to be Purchased
JMP Securities LLC	$86,000,000
Sterne, Agee & Leach, Inc.	12,000,000
Gilford Securities Incorporated	2,000,000

Total	$100,000,000

Schedule B

1.	Pricing term sheet, dated December 5, 2013

PRICING TERM SHEET	STRICTLY CONFIDENTIAL

DATED December 5, 2013

HCI GROUP, INC.

$100,000,000 3.875% CONVERTIBLE SENIOR NOTES DUE 2019

The information in this pricing term sheet supplements HCI Group, Inc.’s preliminary offering memorandum, dated December 5, 2013 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all other documents incorporated by reference therein. References to “we,” “our” and “us” refer to HCI Group, Inc. and not to its consolidated subsidiaries. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars.

Issuer:	HCI Group, Inc.

Ticker/Exchange for Common Stock (“common stock”):	“HCI”/ The New York Stock Exchange.

Securities:	3.875% Convertible Senior Notes due 2019 (the “notes”).

Principal Amount:	$100,000,000.

Option to Purchase Additional Notes:	$15,000,000.

Denominations:	$1,000 and multiples of $1,000 in excess thereof.

Ranking:	Senior unsecured.

Maturity:	March 15, 2019, unless earlier repurchased or converted.

No Redemption at Our Option:	We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change:	If we undergo a “fundamental change” (as defined in the Preliminary Offering Memorandum under the caption “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) prior to the maturity date of the notes, subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or a multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Interest and Interest Payment Dates:	3.875% per year.

Interest will accrue from December 11, 2013 and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2014.

Regular Record Dates:	March 1 and September 1 of each year, immediately preceding the relevant March 15 or September 15 interest payment date, as the case may be.

Issue Price:	100% of principal, plus accrued interest, if any, from December 11, 2013 if settlement occurs after that date.

Last Reported Sale Price of Our Common Stock on December 5, 2013:	$48.05.

Initial Conversion Rate:	16.0090 shares of common stock per $1,000 principal amount of notes, subject to adjustment.

Initial Conversion Price:	Approximately $62.47 per share, subject to adjustment.

Conversion Premium:	Approximately 30% above the last reported sale price of our common stock on December 5, 2013.

Settlement Method:	Cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in the Preliminary Offering Memorandum.

Sole Book-Running Manager:	JMP Securities LLC

Co-Managers:	Sterne, Agee & Leach, Inc. Gilford Securities Incorporated

Pricing Date:	December 5, 2013.

Trade Date:	December 6, 2013.

Expected Settlement Date:	December 11, 2013.

CUSIP Number (144A):	40416E AA1

ISIN (144A):	US40416EAA10

Listing:	None.

Net Proceeds:	We estimate that the net proceeds from this offering will be approximately $96.5 million ($111.1 million if the initial purchaser exercises its option to purchase additional notes in full), after deducting the initial purchaser’s discount and commissions and estimated offering expenses payable by us.

Use of Proceeds:	We intend to use:

• up to $30 million of the net proceeds of the offering to repurchase shares of our common stock concurrently with the pricing of this offering pursuant to a prepaid forward contract; and

• remaining proceeds from the offering for general corporate purposes.

See “Use of Proceeds” in the Preliminary Offering Memorandum.

Ratio of Earnings to Fixed Charges

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
Ratio of earnings to fixed charges (1)	139.5	206.1	282.7	232.8	34.2
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	139.5	11.7	71.1	48.7	32.4

(1)	For purposes of calculating these ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximating the portion which represents interest). The ratio of earnings to fixed charges is computed by dividing earnings by the sum of fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and short-term investments, short-term debt and capitalization at September 30, 2013 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the notes offered hereby in the aggregate principal amount of $100 million and the use of proceeds therefrom as described in “Use of Proceeds,” and the deposit of the net proceeds in cash and cash equivalents.

You should read this table in conjunction with the information included under the heading “Use of Proceeds” and with our audited consolidated financial statements and related notes thereto and unaudited consolidated financial statements and related notes thereto incorporated by reference in this offering memorandum.

	As of September 30, 2013
	Actual	As Adjusted
	(unaudited) (in thousands, except share amounts)
Cash and cash equivalents and short-term investments:
Cash and cash equivalents	$273,878	$340,408
Short-term investments	13,770	13,770

Total cash and cash equivalents and short-term investments	$287,648	$354,178

Notes offered hereby(1)	—	$100,000

Total debt	40,250	140,250

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 149,919 shares issued and outstanding at September 30, 2013	—	—
Preferred stock (no par value, 18,500,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, no par value, authorized 40,000,000 shares, issued 11,476,835 shares issued and outstanding at September 30, 2013(2)	—	—
Additional paid-in capital(3)	67,292	37,292
Retained earnings	98,070	98,070
Accumulated other comprehensive income	1,171	1,171

Total stockholders’ equity(3)	166,533	136,533

Total capitalization(3)	$468,354	$276,783

(1)	In accordance with ASC 470-20, a convertible debt instrument (such as the notes) that may be wholly or partially settled in cash is required to be separated into liability and equity components, such that non-cash interest expense reflects our nonexchangeable debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in paid-in capital on our consolidated balance sheet.
(2)	The common stock shown in the table above excludes approximately (i) 280,000 shares of common stock issuable upon exercise of options, having a weighted average exercise price of $2.91; (ii) approximately 700,000 shares with respect to restricted stock awards granted under our equity incentive plans; and (iii) approximately 4.4 million additional shares of our common stock reserved for issuance under our equity incentive plans. In addition, the common stock shown excludes the shares of common stock reserved for issuance upon conversion of the notes offered by this offering memorandum.

(3)	Issuance of the notes (giving effect to the application of ASC 470-20 as described in note (1) above) will result in a net increase in additional paid-in capital and, therefore, a net increase in total stockholders’ equity and total capitalization, which is not reflected in the table above.

Description of Notes—Conversion Rights—Adjustment to Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change

Holders who convert their notes in connection with a make-whole fundamental change occurring prior to the maturity date of the notes may be entitled to an increase in the conversion rate for the notes so surrendered for conversion.

Make-Whole Table: The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$48.05	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$90.00	$100.00	$110.00	$120.00
December 11, 2013	4.8031	4.3526	3.3876	2.6392	2.0525	1.5890	1.2205	0.9264	0.5029	0.2678	0.1366	0.0678
December 15, 2014	4.8031	4.2342	3.2571	2.5110	1.9363	1.4909	1.1437	0.8728	0.4953	0.2353	0.1220	0.0050
December 15, 2015	4.8031	4.0810	3.0838	2.3385	1.7785	1.3547	1.0312	0.7796	0.4142	0.2162	0.0772	0.0000
December 15, 2016	4.8031	3.9354	2.8840	2.1160	1.5474	1.1143	0.7824	0.5471	0.2873	0.1061	0.0000	0.0000
December 15, 2017	4.8031	3.8086	2.6158	1.7788	1.2008	0.8059	0.5400	0.3646	0.1760	0.0977	0.0000	0.0000
December 15, 2018	4.8031	3.7960	2.1473	1.0232	0.4375	0.1996	0.1065	0.0695	0.0452	0.0386	0.0000	0.0000
March 15, 2019	4.8031	3.7834	1.9536	0.3860	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $120.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to such conversion rate.

•	If the stock price is less than $48.05 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to such conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 20.8121 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth in the Preliminary Offering Memorandum under the caption “Description of Notes — Conversion Rights —Conversion Rate Adjustments.”

[Remainder of Page Intentionally Blank]

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering. This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The notes and any shares of common stock issuable upon conversion of the notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The notes and any shares of common stock issuable upon conversion of the notes are not transferable except in accordance with the restrictions described under “Notice to Investors” and “Transfer Restrictions” in the Preliminary Offering Memorandum.

A copy of the Preliminary Offering Memorandum for the offering of the notes may be obtained by contacting JMP Securities LLC, Attn: Claire Cornell, 600 Montgomery Street, Suite 1000, San Francisco, California 94111, by telephone at (415) 835-8985 or email at ccornell@jmpsecurities.com.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Schedule C

Signatories to Lock-up Agreement

Paresh Patel

Richard R. Allen

Andrew L. Graham

Sanjay Madhu

Scott R. Wallace

Martin A. Traber

Harish Patel

James Macchiarola

Wayne Burks

George Apostolou

Gregory Politis

Anthony Saravanos

EXHIBIT A

[FORM OF LOCK-UP LETTER]

December 5, 2013

JMP Securities LLC

600 Montgomery Street

Suite 1100

San Francisco, CA 94111

Ladies and Gentlemen:

The undersigned understands that JMP Securities LLC (the “Representative”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with HCI Group, Inc., a Florida corporation (the “Company”), providing for the placement (the “Placement”) by the several Purchasers, including the Representative (the “Purchasers”), of its Convertible Senior Notes due 2019 (the “Securities”). The Securities will be convertible into cash, shares of common stock of the Company, no par value (the “Common Stock”) or a combination of cash and Common Stock, at the Company’s election.

To induce the Purchasers that may participate in the Placement to continue their efforts in connection with the Placement, the undersigned hereby agrees that, without the prior written consent of the Representative on behalf of the Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the date of the final offering memorandum (the “Restricted Period”) relating to the Placement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift,(b) to the extent applicable, distributions of shares of Common Stock or any security convertible into Common Stock to limited partners or stockholders of the undersigned, (c) transfers of shares of Common Stock or any security convertible into Common Stock to any trust, partnership or limited liability company for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (d) transfers of shares of Common Stock or any security convertible into

B-1

Common Stock to a wholly owned subsidiary of the undersigned or to the direct or indirect members or partners of the undersigned, (e) transfers of shares of Common Stock or any security convertible into Common Stock by will or intestate, (f) transfers of shares of Common Stock or any security convertible into Common Stock to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (f); provided that in the case of any transfer or distribution pursuant to clauses (a) thru (f) (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period, (g) in connection with the surrender or forfeiture of shares to the Company solely to satisfy tax withholding obligations upon exercise or vesting of stock options or awards, (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (A) such plan does not provide for the transfer of Common Stock during the Restricted Period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period, or (i) sales of shares of Common Stock pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act, provided that such trading plan was established prior to the date hereof and made available to the Representative or its counsel. In addition, the undersigned agrees that, without the prior written consent of the Representative on behalf of the Purchasers, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

It is understood that the undersigned will be released from its obligations under this “lock-up” agreement if the Company notifies the undersigned that it does not intend to proceed with the Placement, if the Purchase Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities or if the Placement shall not have occurred by January 15, 2014.

The undersigned understands that the Company and the Purchasers are relying upon this agreement in proceeding toward consummation of the Placement. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Placement actually occurs depends on a number of factors, including market conditions. Any Placement will only be made pursuant to the Purchase Agreement, the terms of which are subject to negotiation between the Company and the Purchasers.

Very truly yours,

(Name)

(Address)